PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: Russell Castronovo Director of Global Communications (831) 458-7598

Plantronics Announces New 1,000,000 Share Repurchase Authorization

Santa Cruz, CA-March 8, 2012 - Plantronics, Inc. (NYSE: PLT) today announced that it has completed its previous 7,000,000 share repurchase authorization announced in May 2011 and has authorized an additional 1,000,000 shares to be repurchased. We have repurchased approximately 7,700,000 shares to date during our current fiscal year. By the end of our current fiscal year on March 31, 2012, we expect to take delivery of approximately 350,000 shares under a previously authorized accelerated stock repurchase plan (“ASR”) which will then bring total repurchases to approximately 8,000,000 shares for the fiscal year. The exact quantity of shares to be delivered under the previously authorized ASR will be based generally on the daily volume-weighted average price of Plantronics' common stock during its term.

Under the new 1,000,000 share repurchase authorization, we may from time to time purchase shares of our common stock, depending upon market conditions, in open market or privately negotiated transactions including ASRs.

“Our philosophy has been to return to our stockholders cash in excess of our operating needs, and stock repurchase programs are an excellent means of executing on this philosophy,” stated Ken Kannappan, President & CEO. “Our management team and Board of Directors have a strong conviction in our long-term growth prospects, business model and cash flow generation capability, and believe that repurchases will be accretive to our earnings per share. We are thus continuing with our commitment to repurchase our stock.”

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that we may repurchase shares of our common stock under the new 1,000,000 share repurchase authorization, that we expect to take delivery of approximately 350,000 shares of our common stock under the ASR, that delivery of the approximate 350,000 shares under the ASR is expected to occur during the fiscal year ended March 31, 2012, that we expect long-term growth and cash flow generation and that the repurchases under the new 1,000,000 share repurchase authorization will be accretive to our earnings per share.  There are important risks that could cause actual results to differ materially from those anticipated by any such statements.  These risks include, but are not limited to:  (1) failure to achieve the anticipated levels of cash generation due to lower sales, increased costs, higher inventories, slow collection of accounts receivable or other factors including increased competition and negative macro economic conditions; (2) increases in the yield which could be obtained from alternative investment of the funds used to repurchase stock; and (3) an increased need for cash reserves beyond the levels presently anticipated, as well as other matters discussed in this press release that are not purely historical data.  Plantronics does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.

For more information concerning these and other possible risks, please refer to Plantronics' Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 31, 2011, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission, as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About Plantronics
Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for 50 years, creating innovative products that allow people to simply communicate. From Unified Communication solutions to Bluetooth headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics, the logo design, Simply Smarter Communications and Clarity are trademarks or registered trademarks of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098